Exhibit 99.1

Jasper Therapeutics Announces Third Quarter 2021 Financial Results and Provides Business Update

REDWOOD CITY, Calif., November 12, 2021 - Jasper Therapeutics, Inc. (Nasdaq: JSPR), a biotechnology company focused on hematopoietic cell transplant therapies, today announced results for the quarter ended September 30, 2021, and provided a business update.

Highlights of the quarter and recent weeks include:

•	Successful completion of the Company’s public listing (Nasdaq: JSPR) on September 27, 2021 following the business combination with Amplitude Healthcare Acquisition Corporation (AMHC) on September 24, 2021
•	Receipt of $100 million in gross proceeds through the closing of the concurrent companion PIPE transaction
•	Enrollment of JSP191 Phase 1b study expansion cohorts in acute myeloid leukemia/myelodysplastic syndrome (AML/MDS) on track; top-line interim data expected Q1 2022
•	JSP191 Phase 1b severe combined immunodeficiency (SCID) study data accepted for presentation at the American Society of Hematology (ASH) conference in December 2021
•	Phase 1b SCID study resumed enrollment following COVID-19-related delays as a precaution for SCID patients
•	Announced non-exclusive research collaboration with Aruvant Sciences, Inc. to evaluate JSP191 in Sickle Cell Disease gene therapy studies
•	Announced non-exclusive research collaboration with AVROBIO, Inc. to evaluate JSP191 in Fabry disease and Gaucher disease gene therapy studies
•	Receipt of FDA Orphan designation for JSP191 for conditioning treatment prior to hematopoietic stem cell transplantation and Rare Pediatric Disease designation for JSP191 as a conditioning treatment for patients with SCID
•	Initiation of a new Phase 1/2 clinical trial with the National Cancer Institute (NCI) to evaluate the use of JSP191 as a targeted, non-toxic conditioning agent in patients with GATA2-related myelodysplastic syndromes
•	Successful therapeutic stem cell program in-vitro experiments: engineering of hematopoietic stem cells with mRNA of cell surface protein known to improve stem cell function
•	Appointment of Lawrence Klein, Ph.D., and Chris Nolet to the Company’s board of directors

“Our third quarter has been a transformative period for Jasper, during which we became a Nasdaq-listed company, secured $100 million of gross proceeds in new capital, continued to have success in advancing JSP191 in clinical trials, established proof of concept in our research-stage therapeutic stem cell platform and signed two additional corporate partnerships,” said Bill Lis, executive chairman and chief executive officer of Jasper Therapeutics. “As a result, we are now poised for the next stage of success towards transforming the field with upcoming milestones, including: JSP191 AML/MDS top line data in broader patient cohorts with long term follow-up, additional long-term JSP191 data in SCID patients, initiation of a pilot study of JSP191 in autoimmune disease, in-vivo proof of concept data in our therapeutic stem cell program using mRNA cell engineering, initiation of corporate partner gene therapy studies as well as enrollment into academic partner studies across multiple indications.

Third Quarter 2021 Financial Results

•	Cash and Cash Equivalents: Cash and cash equivalents as of September 30, 2021, were $100.9 million. The Company expects current cash and cash equivalents to be sufficient to fund its planned operating and capital expenditures through mid-2023.

•	Research and Development (“R&D”) Expenses: R&D expenses for the three and nine months ended September 30, 2021 were $7.2 million and $16.8 million, respectively as compared to $4.5 million and $11.2 million, respectively, for the same periods in 2020. The increases were primarily due to additional costs associated to advancing our clinical trials and clinical manufacturing expenses. The increases also relate to higher employee headcount to support ongoing development of our product candidates.

•	General and Administrative (“G&A”) Expenses: G&A expenses for the three and nine months ended September 30, 2021 were $2.9 million and $8.0 million, respectively, as compared to $1.5 million and $3.5 million, respectively, for the same periods in 2020. The increases were primarily related to professional fees, employee compensation related expenses, including stock-based compensation, supporting the growth in our operations and costs associated with being a public company.

•	Net Loss: For the third quarter of 2021, net loss was $3.4 million compared to the net loss of $10.8 million for the third quarter of 2020, and for the nine months ended September 30, 2021, net loss was $21.6 million compared to the net loss of $21.7 million for the nine months ended September 30, 2020.

About JSP191

JSP191 is a humanized monoclonal antibody in clinical development as a conditioning agent that blocks stem cell factor receptor signaling leading to clearance of hematopoietic stem cells from bone marrow, creating an empty space for donor or gene-corrected transplanted stem cells to engraft. While hematopoietic cell transplantation can be curative for patients, its use is limited because standard high-dose myeloablative conditioning is associated with severe toxicities and standard low-dose conditioning has limited efficacy. To date, JSP191 has been evaluated in more than 90 healthy volunteers and patients. Two clinical trials for myelodysplastic syndromes (MDS)/acute myeloid leukemia (AML) and severe combined immunodeficiency (SCID) are currently enrolling.

About Jasper Therapeutics

Jasper Therapeutics is a biotechnology company focused on the development of novel curative therapies based on the biology of the hematopoietic stem cell. The company is advancing two potentially groundbreaking programs. JSP191, an anti-CD117 monoclonal antibody, is in clinical development as a conditioning agent that clears hematopoietic stem cells from bone marrow in patients undergoing a hematopoietic cell transplantation. It is designed to enable safer and more effective curative allogeneic hematopoietic cell transplants and gene therapies. In parallel, Jasper Therapeutics is advancing its preclinical mRNA engineered hematopoietic stem cell (eHSC) platform, which is designed to overcome key limitations of allogeneic and autologous gene-edited stem cell grafts. Both innovative programs have the potential to transform the field and expand hematopoietic stem cell therapy cures to a greater number of patients with life-threatening cancers, genetic diseases and autoimmune diseases than is possible today. For more information, please visit us at jaspertherapeutics.com.

Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the advancement of our product candidates, including our clinical programs for JSP191 and our novel mRNA engineered hematopoietic stem cell platform and the expected timeline for significant milestones with respect thereto; the status of our Phase 1b study of JSP191 in AML/MDS and the expected timing for receipt of top-line interim data; the status of our Phase 1b SCID study for JSP191; our research collaborations with Aruvant Sciences, Inc. and AVROBIO, Inc.; the Phase 1/2 clinical trial with NCI to evaluate JSP191 with GATA2-related myelodysplastic syndromes; the success of our in-vitro experiments for our therapeutic stem cell program; our potential to transform the field; the expected timing of achieving milestones relating to JSP191 and our therapeutic stem cell platform; and the anticipated initiation of corporate partner gene therapy studies and enrollment into academic partner studies across multiple indications. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, the risk that our product candidates may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; risks relating to uncertainty regarding the regulatory pathway for our product candidates; the risk that clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; the risk of not successfully executing or continuing our preclinical and clinical studies; the risk that prior preclinical studies and clinical results may not be replicated in future studies and trials, the risk that we will be unable to successfully market or gain market acceptance of our product candidates, if approved; the risk that our product candidates may not be beneficial to patients or successfully commercialized; the risk that third parties on which we depend for laboratory, clinical development, manufacturing and other critical services will fail to perform satisfactorily; the risk that our business, operations, clinical development plans and timelines, and supply chain could be adversely affected by the effects of health epidemics, including the ongoing COVID-19 pandemic; the risk that we will be unable to obtain and maintain sufficient intellectual property protection for our investigational products or will infringe the intellectual property protection of others and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including in our final prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on October 26, 2021 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 to be filed with the SEC on or about the date hereof, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:

John Mullaly (investors)

LifeSci Advisors

617-429-3548

jmullaly@lifesciadvisors.com

Lily Eng (media)

Real Chemistry

206-661-8627

leng@realchemistry.com

Jeet Mahal (investors)

Jasper Therapeutics

650-549-1403

jmahal@jaspertherapeutics.com

JASPER THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating expenses
Research and development (1)	$7,188	$4,520	$16,764	$11,236
General and administrative (1)	2,891	1,488	7,987	3,489
Total operating expenses	10,079	6,008	24,751	14,725
Loss from operations	(10,079)	(6,008)	(24,751)	(14,725)
Interest and other expense, net	(9)	(111)	(4)	(93)
Change in fair value of earnout liability	6,226	-	6,226	-
Change in fair value of derivative liability	-	(4,706)	(3,501)	(6,864)
Change in fair value of common stock warrant liability	450	-	450	-
Total other income (expense), net	6,667	(4,817)	3,171	(6,957)
Net loss and comprehensive loss	$(3,412)	$(10,825)	$(21,580)	$(21,682)
Net loss per share attributable to common stockholders, basic and diluted	$(0.69)	$(6.14)	$(7.13)	$(12.81)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	4,966,226	1,762,700	3,028,277	1,692,427

(1) Amounts include non-cash stock-based compensation expense as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Research and development	$115	$146	$480	$223
General and administrative	80	170	337	550
	$195	$316	$817	$773

JASPER THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
Assets	2021	2020
Current assets:
Cash and cash equivalents	$100,905	$19,838
Other receivables	-	600
Prepaid expenses and other current assets	1,502	247
Total current assets	102,407	20,685
Property and equipment, net	3,278	693
Operating lease right-of-use assets	1,183	1,336
Restricted cash	345	345
Other non-current assets	-	298
Total assets	$107,213	$23,357

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,247	$1,417
Current portion of operating lease liabilities	490	-
Accrued expenses and other current liabilities	6,422	2,595
Total current liabilities	9,159	4,012
Derivative tranche liability	-	8,158
Non-current portion of operating lease liabilities	2,512	1,624
Common stock warrant liability	7,400	-
Earnout liability	8,794	-
Other non-current liabilities	746	853
Total liabilities	28,611	14,647

Commitments and contingencies

Redeemable convertible preferred stock	-	43,840

Stockholders’ equity (deficit)
Preferred stock	-	-
Common stock	4	1
Additional paid-in capital	136,991	1,682
Accumulated deficit	(58,393)	(36,813)
Total stockholders’ equity (deficit)	78,602	(35,130)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$107,213	$23,357